Exhibit 4.16

CONSULTING AGREEMENT

AGREEMENT, made this day 29th of March, 2007 by and between Uranium Energy Corp., having its principal place of business at 9801 Anderson Mill Road, Suite 230, Austin, Texas 78750 (hereinafter the "Company") and EurXchange Consulting Ltd., having its principal place of business at 666 Burrard Street, Suite 1240, Vancouver, B.C., V6C 2X8 (hereinafter the "Consultant").

          WHEREAS, the Company desires to retain the Consultant for consulting services in connection with financial and investor public relations and related matters in the Federal Republic of Germany and the Consultant desires to provide such services as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

A.        CONSULTAION

          1.          Consultant. The Company hereby retains the Consultant to render to the Company the consulting services as described in Section A hereof, and the Consultant hereby accepts such assignment upon the terms and conditions hereinafter set forth.

          2.          Independent Relationship. The Consultant shall provide the consulting services required to be rendered by it hereunder solely as an independent contractor and nothing contained herein shall be construed as giving rise to and employment or agency relationship, joint venture, partnership or other form of business relationship.

          3.          No Authority to Obligate the Company. Without the consent of the board of directors or appropriate officer of the Company, the Consultant shall have no authority to take, nor shall it take, any action committing or obligating the Company in any manner, and it shall not represent itself to others as having such authority.

          4.          Term. The term of the Consultant's consultation to the Company hereunder shall commence as of the date hereof and shall extend for a term of six (6) months.

B.        OBLIGATIONS OF THE CONSULTANT

          1.          Consulting Services. During the term of this Agreement, Consultant will render advice and assistance to the Company on public and investor relations related matters, and in connection therewith the Consultant shall perform and render the consulting services enumerated in Schedule A hereto.

ALL OF THE FOREGOING CONSULTANT PREPARED DOCUMENTATION CONCERNING THE COMPANY, INCLUDING, BUT LIMITED TO, DUE DILIGENCE REPORTS, CORPORATE PROFILE, FACT SHEETS, AND QUARTERLY NEWSLETTERS, SHALL BE PREPARED BY THE CONSULTANT FROM MATERIALS SUPPLIED TO IT BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY IN WRITING PRIOR TO DISSEMINATION BY THE CONSULTANT.

          2.          Nonexclusive Engagement; Extent of Services.

                      a. The parties agree that the consultation contemplated by this Agreement is a nonexclusive engagement and that the Consultant now renders and may continue to render consulting services to other companies which may or may not conduct activities similar to those of the Company.

                      b. The Consultant will devote such time and effort to the affairs of the Company as Consultant deems reasonable and adequate to render the consulting services contemplated by this Agreement. The Consultant's work will not include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of certified public accountants.

          3.          Confidentiality. The Consultant will not, either during its engagement by the Company pursuant to this Agreement or at any other time thereafter, disclose, use or make known for its or another's benefit, any confidential information, knowledge, or data of the Company or any of its affiliates in any way acquired or used by the Consultant during its engagement by the Company. Confidential information, knowledge or data of the Company and its affiliates shall not include any information which is or becomes generally available to the public other than as a result of a disclosure by the Consultant or its representatives.

C.        OBLIGATIONS OF THE COMPANY

          1.          Compensation.

a. Cash Retainer. The Company will pay according to Schedule A the amount of 300,178 EUR in total. The first installment of 209,000 EUR is due on the date hereof. The second installment of 91,178 EUR is payable 90 days from the signing of this agreement..

          2.          Reimbursement of Expenses.

a. Out-of Pocket Expenses. The Company shall reimburse the Consultant for actual out-of-pocket expenses including, but not limited to, facsimile, postage, printing, photocopying, and entertainment, incurred by the Consultant without the prior consent of the Company and in connection with the performance by the Consultant of its duties hereunder in amounts up to one-thousand dollars ($1,000) per month. The prior consent of the Company shall be required for reimbursement of expenses in excess of one-thousand dollars ($1,000) per month.

b. Travel and Related Expenses. The Company shall reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of its services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company.

c. General. Expenses shall be due and payable when billed and after they have been incurred.

D.        MISCELLANEOUS

          1.           Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the engagement of Consultant by the Company as a consultant and supersedes and replaces any and all prior understandings, agreements or correspondence between the parties relating to the subject matter hereof.

          2.          Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both the parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both the parties hereto nor shall such waiver constitute a continuing waiver.

          3.          Governing Law. This Agreement has been made in and shall be interpreted according to the laws of the State of Texas without any reference to the conflicts of laws rules thereof. The parties hereto submit to the jurisdiction of the courts of the State of Texas for the purpose of any actions or proceedings which may be required to enforce any of the provisions of this agreement.

          4.           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon the Consultant and the Consultant's successors and assigns.

          5.          Severability. If any provision or provisions of this agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

                    a.          the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any be affected or impaired thereby; and

                    b.          to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          6.          Further Assurances. From and after the execution and delivery of this Agreement, upon request of either party, the other shall do, execute, acknowledge and deliver all such further acts, assurances and other instruments and papers as may be required to carry out the transactions contemplated by this agreement.

          7.           Headings. The headings of the paragraphs of this agreement are inserted for convenience only and shall not be deemed to constitute part of this agreement or to affect the construction hereof.

          8.          Notices. Any notice to be given hereunder shall be given in writing. All notices under this Agreement shall be either hand delivered receipt acknowledged, or sent by registered or certified mail, return receipt requested as follows:

(a) If to the Company, to:	Uranium Energy Corp. 320-1111 West Hastings Street Vancouver, B.C. V6E 2J3 Attn: Mr. Amir Adnani Facsimile No.: (604) 682-3591
(b) If to the Consultant, to:	EurXchange Consulting Ltd. 1240-666 Burrard Street Vancouver, BC, V6C 2X8 Facsimile No.: (604) 633-0298 Attn: Mr. Kay Jessel

          All such notices shall be deemed given when delivered, if personally delivered as aforesaid, or within five business days after mailing, as aforesaid.

          9.          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

URANIUM ENERGY CORP.:

By: /s/ Amir Adnani
          Amir Adnani, President

EURXCHANGE CONSULTING, LTD.

By: /s/ Kay Jessel
          Kay Jessel, Director